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                                                                     Exhibit 2.3

                                  MTV Networks


                                  1515 Broadway
                            New York, New York 10036




                                                              May 19, 1999



Liberty Media Corporation
9197 South Peoria Street
Englewood, Colorado  80112

TCI Music, Inc.
67 Irving Place North,
4th Floor
New York, New York  10003


                  Re:      Joint Venture

Dear Sirs:

This letter agreement, together with the term sheet attached hereto as Exhibit A (the "Term Sheet", this letter agreement and the Term Sheet being collectively referred to as the "Music.co Agreement"), sets forth the terms and conditions pursuant to which Liberty Media Corporation ("Liberty"), TCI Music, Inc. ("Tune"), a majority owned subsidiary of Liberty, and MTV Networks, a division of Viacom International Inc. ("MTVN"), have agreed to form and operate MTVN Online, l.p., a Delaware limited partnership ("Music.co"). The business of Music.co shall be to develop, operate, manage, market, promote, distribute and license text, audio and/or video music, music-related and/or music-themed services online and to engage in activities reasonably related thereto, including but not limited to e-commerce applications and consumer oriented commercial transactions related thereto, and certain related matters, all as more specifically described in the Term Sheet. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Term Sheet.

         1. Agreement to Form Music.co. Subject to the terms and conditions of this Music.co Agreement and as more fully described in the Term Sheet, at the Closing (as defined below) (i) MTVN shall file with the required governmental authorities a Certificate of Limited Partnership containing such provisions as are required to form Music.co on the basis set forth in



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this Music.co Agreement, (ii) MTVN or its designated affiliate or affiliates shall make the MTVN Contribution, (iii) Tune or its designated affiliate or affiliates shall make the Tune Contribution, (iv) MTVN or such designated affiliate or affiliates shall receive general and limited partnership Interests in Music.co representing an aggregate of 90% of the Interests in Music.co outstanding immediately following the Closing, and (v) Tune or such designated affiliate or affiliates shall receive limited partnership Interests in Music.co representing an aggregate of 10% of the Interests in Music.co outstanding immediately following the Closing.

         2. Closing of the Transaction. Unless the parties hereto shall agree in writing upon a different location, time or date, the closing (the "Closing") shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York, at 10:00 A.M. on (x) June 16, 1999, or (y) if the conditions required to be satisfied pursuant to Section 3 hereof have not been satisfied or waived by June 16, 1999 then on the second business day after satisfaction or waiver of the last of the conditions required to be satisfied pursuant to Section 3 hereof, but not later than July 15, 1999.

         3. Closing Conditions. (a) The only conditions to the obligation of MTVN to consummate the Closing shall be: (i) the accuracy in all material respects of the Customary Representations (as defined below) and the representations and warranties contained in this Music.co Agreement, in each case, of each of Tune and Liberty, (ii) the compliance in all material respects by each of Tune and Liberty with their covenants set forth in this Music.co Agreement and the Customary Covenants (as defined below) of Tune and Liberty,
(iii) no party hereto being subject to any order, stay, injunction or decree of any court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Music.co Agreement, (iv) since December 31, 1998 there having been no material adverse change in the financial condition, results of operations or business of Box or SonicNet other than Material Adverse Change Exclusions (as defined below). Material Adverse Change Exclusions shall mean (A) any loss of subscribers or advertising; provided that Tune has acted in good faith, or (B) changes that occur as a result of the transactions contemplated hereby (including, without limitation terminations of affiliation or other agreements as a result of change in control or no assignment provisions), (C) failure to launch the "Box Service" in additional systems as a result of MTVN's failure to consent to the payment of launch fees,
(D) changes that occur as a result of the failure of Box or SonicNet to take any action which requires MTVN's consent where such consent is not granted, and (E) changes if any disclosed to MTVN prior to the execution of this Music.co Agreement in an e-mail sent by Nicholas Butterworth or in a teleconference with Alan McGlade initiated by Tune and Liberty with MTVN, in each case on May 18, 1999 for such purpose.

                  (b) The only conditions to the obligation of each of Tune and Liberty to consummate the Closing shall be: (i) the accuracy in all material respects of the Customary Representations and the representations and warranties contained in this Music.co Agreement, in each case, of MTVN, (ii) the compliance in all material respects by MTVN with its covenants set forth in this Music.co Agreement and the Customary Covenants of MTVN, and (iii) no party hereto being subject to any order, stay, injunction or decree of any court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Music.co Agreement.



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                  (c) Without limitation of the conditions set forth in
paragraph 3(a)(iii) and 3(b)(iii), the parties agree that the approval of third parties shall not be a condition to the respective obligations of the parties to consummate the Closing; provided, however, that:

                           (i)      If the approval of the Federal
                                    Communications Commission ("FCC") of the transfer of the low power television station licenses from Box to Music.co has not been obtained by the Closing, such licenses will not be transferred until such approval is received and Box and Music.co will enter into a customary LMA agreement for situations similar to this situation pursuant to which, to the extent legally permissible, Music.co will retain all revenues and bear all expenses and liabilities attributable to such stations and which LMA agreement will remain in effect until the applicable FCC approvals are obtained; and

                           (ii) If approval by Argentine governmental authorities ("Argentine Approval") of the transfer of Box Argentina, S.A. ("Box Argentina"), is required and has not been obtained by the Closing, then Box Argentina, S.A. will not be transferred until such approval is obtained and, if legally permissible under Argentine law, Box and Music.co will enter into an agreement pursuant to which Music.co will operate Box Argentina and will retain all revenues and bear all expenses and liabilities attributable to Box Argentina until the applicable Argentine Approval is obtained; provided that if such arrangement is not legally permissible, the parties will enter into another mutually satisfactory arrangement.

         4. Access to Information. Prior to Closing, each of Tune and MTVN shall make available to each other during regular business hours and upon reasonable prior notice all books and records relating to the MTVN Contribution and the Tune Contribution regardless of location (and except as otherwise provided herein, all other books and records which have material information relating to the MTVN Contribution and the Tune Contribution and which a reasonable person would anticipate reviewing in connection with the transactions contemplated by this Music.co Agreement) (the "Confidential Information"). Each party shall be obligated to maintain the confidentiality of the Confidential Information in accordance with the terms and conditions set forth in the Term Sheet. In addition, prior to the Closing Tune shall cause Box and SonicNet to provide MTVN with reasonable access to all employees of Box and SonicNet and otherwise cooperate with and assist MTVN in conducting MTVN's due diligence relating to Box and SonicNet. To the extent requested by MTVN, prior to the Closing Tune shall also provide MTVN with reasonable access to all employees of Tune who are engaged in the businesses of Box or SonicNet.

         5. Assignability. This Music.co Agreement and the Definitive Agreements, including the right to form Music.co hereunder, may be fully assigned by (i) MTVN to one or more affiliates of MTVN which is directly or indirectly wholly-owned (and including for this purpose Imagine Radio) by Viacom Inc., provided that MTVN guarantees, to Tune's reasonable satisfaction, performance of such assignee's obligations hereunder and thereunder and (ii) Tune


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to any of its wholly-owned subsidiaries, so long as such entities remain wholly-owned subsidiaries of Tune and that Tune guarantees, to MTVN's reasonable satisfaction, performance of such assignee's obligations hereunder and thereunder. Any assignment by any party hereto in violation of this Section 5 shall be null and void ab initio.

         6. Definitive Agreements. MTVN will prepare the initial drafts of, and MTVN, Tune and Liberty shall use their reasonable best efforts to enter into, contribution agreements, a limited partnership agreement, the License Agreement, the Promotion Agreement, the Services Agreement, Box License Agreement, a Liberty, MTVN and Tune parent agreement and guarantee (with no Liberty guarantee of Tune's obligations) and other agreements required to reflect the terms described herein, including related schedules, each of which shall reflect the terms set forth herein or in the Term Sheet, and further containing such other terms as are customary and appropriate in connection therewith (collectively, the "Definitive Agreements") on or before the Closing date established pursuant to Section 2 hereof; however, the parties hereto agree that this Music.co Agreement contains the principal terms and conditions of the transactions contemplated hereby and that it shall be binding upon and enforceable by the parties hereto with respect to the matters covered hereby until a Definitive Agreement is signed which covers all or a portion of such matters, at which time this Music.co Agreement will no longer apply to the matters covered by such Definitive Agreement (but will continue to govern with respect to any matters not covered by such Definitive Agreement unless otherwise expressly provided in such Definitive Agreement). At such time as Definitive Agreements are executed which cover all matters covered hereby or state that they are intended to be exclusive of all matters covered hereby, this Music.co Agreement shall be terminated and shall be of no further force or effect. Accordingly, whether or not any or all of the Definitive Agreements are executed, MTVN, Tune and Liberty shall consummate the Closing on the basis and subject to the conditions set forth in this Music.co Agreement, and MTVN, Tune and Liberty shall be bound by the terms and provisions of this Music.co Agreement to the extent not covered by any executed Definitive Agreement unless otherwise agreed upon by Tune, Liberty and MTVN. The Definitive Agreements shall contain (i) the covenants, representations and agreements contained in this Music.co Agreement, (ii) a representation by Tune that, as of the date of this Music.co Agreement and as of the Closing, except for contracts entered into after the date hereof with the consent of MTVN, neither Music.co nor any of its subsidiaries shall be subject to any non-competition provision, exclusivity provision, output or requirement contract or right of first refusal or other similar contractual restrictions on its ability to conduct its business (collectively, the "Restrictive Provisions") by virtue of Music.co's assumption either directly or through a subsidiary of any contract or other arrangement of SonicNet or Box or any of their subsidiaries or as a result of Music.co being a successor to either SonicNet or Box, other than such Restrictive Provisions as would apply solely to the Tune Contribution as the case may be and other than those set forth in the contracts and arrangements referred to in the Contract Binder Index dated May 18, 1999 attached as Schedule I and (iii) from the appropriate party, customary representations regarding title to the assets being contributed to Music.co, sufficiency of assets being contributed and/or services or assets being made available to Music.co, corporate authority, no conflicts, contracts, historical financial statements and intellectual property rights, since December 31, 1998 no event of material adverse change for Box or SonicNet (other than the Material Adverse Change Exclusions), and other customary representations for transactions of this type, subject to customary qualifications (including (whether or not customary) exceptions for nonassignment and change in control provisions (including the effect of the failure to obtain a



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waiver of or consent under any such provision), the matters referred to in paragraph 3(c), and any other matters expressly disclosed to the other party in writing prior to the execution of this Music.co Agreement) (collectively, the "Customary Representations"), which Customary Representations shall be made as of the date of this Music.co Agreement and as of the Closing, (iv) covenants requiring MTVN to operate the businesses included in the MTVN Contribution, and Tune to cause Box and Sonic Net to operate the businesses included in the Tune Contribution, in a manner consistent with this Music.co Agreement, and other customary covenants for transactions of this type, including covenants to cooperate in obtaining required third party approvals, but excluding any covenants not to compete or similar covenants other than the covenants contained in the Term Sheet under the headings "Non-Compete" and "Exclusivity" (collectively, the "Customary Covenants"), (v) customary indemnities from the applicable party relating to the representations (including the Customary Representations) and covenants (including the Customary Covenants) made or deemed made herein (it being understood that indemnities as to contributions shall be made to Music.co and that indemnities by Liberty shall relate only to its obligations arising under the heading "Non-Compete" in the Term Sheet or in the applicable Definitive Agreement), which indemnity for representations (including the Customary Representations and the representation of Tune contained in clause (ii)) will be subject to a $1.75 million tipping basket and a $150 million cap (provided that once such tipping threshold is met, the indemnifying party will be liable for the first dollar and up to the full $150 million cap hereunder) (collectively, the "Customary Indemnities"), (vi) customary indemnities by Music.co to the applicable contributing party with respect to the performance of contracts assigned to and obligations assumed by Music.co and the operation of the contributed businesses after the Closing, except that Music.co shall not be obligated to indemnify any contributing party with respect to obligations to the extent that they relate to pre-Closing periods (other than accounts payable, accrued expenses, prepayments and similar working capital items) or arise out of a breach or violation prior to the Closing of any provision (other than a non-assignment or change in control provision) of an assigned contract (the "Music.co Indemnity"), and (vii) other terms customary for transactions of this type (collectively, the "Other Customary Terms"). Without limitation of the foregoing, from the date thereof through the consummation of the Closing or the earlier termination of this Music.co Agreement in accordance with its terms, Tune agrees that it will not permit (x) SonicNet or Box or any of their subsidiaries to enter into or renew any affiliation agreement or amend any of the terms of any existing affiliation agreement which is part of the Tune Contribution without the prior written consent of MTVN, (y) Box or any of its subsidiaries to exercise its option under any existing affiliation agreement to roll out Box Service onto any cable or other system, and (z) Box or SonicNet or any of their subsidiaries to enter into, renew or amend any agreement involving any significant expenditure or obligation which Music.co. would be obligated to pay or bear after the Closing. Notwithstanding the foregoing, Tune shall be permitted to cause SonicNet or Box to amend their respective agreements or take other actions, but only to the extent necessary to effectuate the arrangements referred to in Schedule 1 to the Term Sheet, to effectuate assignments thereof as contemplated by this Music.co Agreement and/or to eliminate or limit any Restrictive Provision. The Definitive Agreements shall not contain any conditions to the obligation of any party to consummate the Closing other than the conditions set forth in Section 3 hereof. The parties agree that if and to the extent Definitive Agreements containing the provisions of this Music.co Agreement and the Customary Representations, the Customary Covenants, the Customary Indemnities, the Music.co Indemnity, and the Other Customary Terms (with respect to the transactions contemplated by such Definitive Agreement) are not executed by all parties prior to




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Closing, this Music.co Agreement shall be deemed to contain the applicable
Customary Representations, the Customary Covenants, the Customary Indemnities, the Music.co Indemnity, and the Other Customary Terms, which shall be binding upon and enforceable by the parties hereto as if set forth in Definitive Agreements. Any dispute regarding the deemed terms of any Definitive Agreement, including any Customary Representation, Customary Covenant, Customary Indemnity, the Music.co Indemnity, or Customary Other Term shall be resolved by bringing an appropriate action before a court of competent jurisdiction referenced in
Section 12. At the Closing or when the Closing is deemed to have occurred, Liberty and MTVN will deliver a writing (the "SSI Notice") to Satellite Services, Inc. ("SSI") notifying SSI that the Closing has occurred, thereby causing the affiliation agreement between SSI and MTVN (the "SSI Affiliation Agreement") to become effective.

         7. Termination. This Music.co Agreement shall terminate and its provisions shall become null and void (except for the obligation to maintain the confidentiality of the Confidential Information contained in Section 4, which shall survive and remain in full force and effect and except that such termination shall not relieve any party for any liability for any breach arising prior to such termination) with respect to all the parties hereto upon the happening of any of the following:

                  (a) by the mutual written consent of the parties hereto;

                  (b) by any of MTVN, Tune or Liberty if the Closing has not taken place by July 15, 1999 and the terminating party is not in material breach of its obligations under this Music.co Agreement;

                  (c) by any of MTVN, Tune or Liberty if any court of competent jurisdiction has issued a final non-appealable order, stay, injunction or decree restraining or prohibiting the consummation of the transactions contemplated by this Music.co Agreement; or

                  (d) by any of MTVN, Tune or Liberty if the conditions to such party's obligations to consummate the transactions contemplated by this Music.co Agreement are impossible to satisfy; provided, that the terminating party shall not have breached its obligations under this Music.co Agreement and as a result of such breach rendered the conditions to its obligations to consummate the transactions contemplated by this Music.co Agreement impossible to satisfy.

         8. Specific Performance. The parties recognize the unique nature of the obligations of each party hereunder and therefore agree that each party shall be entitled to specific performance of the obligations of the other parties set forth in this Music.co Agreement, including without limitation the obligation to deliver the SSI Notice.

         9. Costs and Expenses. Each party shall be solely responsible for the payment of its own costs and expenses incurred in connection with the negotiation and closing of the transactions contemplated hereby. Filing fees, and sales and transfer taxes in connection with the consummation of the transactions contemplated hereby will be borne by Music.co. Each party represents and warrants to the other parties that it did not engage the services of a broker in


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connection with this Music.co Agreement, and each party shall indemnify and hold the other parties harmless from any breach of the foregoing representation and warranty.

         10. Disclosure. The parties will mutually agree on the form of any public announcement or press release to be issued with respect to the subject matter of this Music.co Agreement; provided, however, that neither party shall be required to obtain the consent of any other party for any disclosure required by law or by the rules of any national securities exchange, but such required disclosure may only be made after there has been meaningful consultation with the other party.

         11. Counterparts. This letter may be executed in one or more counterparts (and all signatures need not be on any one such counterpart), with all such counterparts together constituting one and the same instrument.

         12. Governing Law; Submission to Jurisdiction. This Music.co Agreement and the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of New York, excluding the choice of law rules thereof. Each party to this Music.co Agreement hereby irrevocably and unconditionally: (i) agrees that any suit, action or proceeding against it by any other party to this Music.co Agreement with respect to this Music.co Agreement may be instituted, and that any suit, action or proceeding by such party against any other party with respect to this Music.co Agreement shall be instituted, only in the Supreme Court of the State of New York, County of New York, or the U.S. District Court for the Southern District of New York (and appellate courts from any of the foregoing), as the party instituting such suit, action or proceeding may elect in its sole discretion, (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other, (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (iv) waives the right to a jury trial in any such suit, action or proceeding.

         13. Certain Actions. Beginning promptly after the date hereof, the parties will cooperate to take such action as is necessary to effectuate the arrangements regarding Excluded Tune Assets as are described on Schedule 1 to the Term Sheet.

         14. No Presumption. This Music.co Agreement and the Definitive Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         15. Entire Agreement. This Music.co Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreement and understandings, whether written or oral, with respect to the subject matter hereof. Each party represents and warrants to the other parties that (i) it has the requisite corporate power and authority to execute, deliver and perform this Music.co Agreement, and (ii) this Music.co Agreement constitutes the legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms.



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         16. Binding on Viacom. The parties acknowledge that MTVN is a division of Viacom International Inc. and that consequently Viacom International Inc. is obligated to perform the obligations to be paid or performed by MTVN hereunder; provided that the use of the term "MTVN" in the Term Sheet in the sections entitled "MTVN Contribution," "Officers," and "Exclusivity" shall refer only to the operating unit or units of Viacom International Inc. that on a day-to-day basis operate the business of MTV or VH-1.

         17. Tune and Liberty. Each of the obligations under this Music.co Agreement of Liberty and Tune are several and not joint.

         18. No Solicitation. From the date hereof until the Closing, neither Liberty, Tune nor any of their Controlled Affiliates (as hereinafter defined) (other than Box, SonicNet or its subsidiaries) will hire any person that is an employee of SonicNet or Box or their subsidiaries at anytime during the period from the date hereof to the Closing without the prior written consent of MTVN. From the date hereof until the second anniversary of the Closing, neither Liberty, Tune nor any of their Controlled Affiliates will hire any person who becomes an employee of Music.co or any of its subsidiaries upon consummation of the Closing without the prior written consent of MTVN. Neither Liberty, Tune nor any of their Controlled Affiliates will solicit for employment any employee of Music.co or any of its subsidiaries for so long as Tune or any of its affiliates owns an equity interest in Music.co.

         19. Music.co Adherence. As soon as is practicable after organization of Music.co, MTVN will cause Music.co to execute a counterpart of this Music.co Agreement becoming a party thereto and accepting all its rights and obligations hereunder.

         20. Controlled Affiliates. A Controlled Affiliate of any person is an affiliate as to which such person possesses, directly or indirectly, the affirmative power to direct or cause the direction of the management and policies of such affiliate (whether through ownership of securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or other management structure of such affiliate, or otherwise).



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         If the foregoing is acceptable to you, please execute a copy of this letter and return it to the undersigned, at which time this letter will constitute a binding agreement among us.

                                       Sincerely,

                                       VIACOM INTERNATIONAL INC.




                                       By:   /s/ Michael D. Fricklas
                                          --------------------------------------
                                             Name: Michael D. Fricklas
                                             Title: Senior Vice President and
                                             General Counsel

ACCEPTED AND AGREED
as of this 19th day of May, 1999.


LIBERTY MEDIA CORPORATION



By: /s/David B. Koff
   ----------------------------
    Name: David B. Koff
    Title:  Senior Vice President


TCI MUSIC, INC.



By: /s/David B. Koff
   ----------------------------
    Name: David B. Koff
    Title: Vice President








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                                                                      FINAL COPY
                                                                       EXHIBIT A


                     TCI MUSIC, INC. / MTVN NETWORKS ONLINE
                     DIGITAL MUSIC JOINT VENTURE TERM SHEET


PARTIES:                            TCI Music, Inc. ("Tune")

                                    Liberty Media Corporation ("Liberty")

                                    MTVN Networks, a division of Viacom
                                    International Inc. ("MTVN")

ENTITY: MTVN Online L.P. ("Music.co"), a company to be formed by

                                    MTVN and Tune as described below. Music Co.
                                    will be formed as a Delaware limited
                                    partnership. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Letter Agreement dated May 18, 1999 (the "Letter Agreement") among Viacom International Inc., Liberty and Tune.

BUSINESS:                           The business of Music.co (the "Business")
                                    will be to (a) develop, operate, manage, market, promote, distribute and license text, audio and/or video music, music-related and/or music-themed services online and (b) engage in activities reasonably related thereto, including e-commerce applications and consumer oriented commercial transactions related thereto. Services that are intended principally to be delivered to internet browsers or software with browser functionality, even if such browsers or browser functionality are operating through a set-top box or a television set and/or are used to deliver video clips or video programs, shall be included in the Business.
                                    Notwithstanding the foregoing, businesses that are substantially similar to the businesses traditionally conducted by television, cable and satellite television program services, and businesses presently described as "near video on demand" and "video on demand" shall not be considered to be included within the Business.

TUNE CONTRIBUTION:                  Tune will cause each of SonicNet, Inc.
                                    ("SonicNet") and The Box Worldwide Inc.
                                    ("Box") to contribute (the "Tune
                                    Contribution") to Music.co (x) all of the assets and businesses (including, but not limited to, all tangible and

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                                    intangible technology, licenses, systems
                                    infrastructure, billing systems and
                                    marketing plans, all related rights of use, licenses, trademarks, servicemarks and other intellectual property rights related thereto ("Rights")) which are owned or controlled by SonicNet or Box, as applicable, and which relate to, or are reasonably necessary for use in connection with its business, other than those international assets and businesses of Box and SonicNet exclusively conducted by their direct or indirect subsidiaries the stock of which will be transferred as part of the Tune Contribution, and (y) all of the capital stock of the direct or indirect subsidiaries of Box and SonicNet which exclusively conduct international businesses of Box and SonicNet, in each case except as contemplated by Section 3(c) of the Letter Agreement. Notwithstanding the foregoing, the following assets (the "Excluded Tune Assets") shall not be part of the Tune Contribution and subject to the following sentence shall be retained by Box or SonicNet, as the case may be, (i) Agreement dated on or about July 1997 between SonicNet and Telstra-Multimedia Pty ACN, (ii) all equity interests in The Box
                                    Worldwide-Europe, B.V., (iii) all equity interests in The Box Holland, B.V. ("Box Holland"), and all agreements and undertakings relating thereto (including without limitation the Joint Venture Agreement dated as of December 14, 1995 by and among The Box Worldwide-Europe B.V., Quote Beheer BV and Box Holland and all agreements annexed thereto or referenced therein), (iv) IP Rights Agreement dated October 30, 1998 by and among Video Jukebox Network, Inc. ("VJN"), Video Jukebox Network International Limited and EMAP plc ("EMAP"), and (v) Share Purchase Agreement dated October 30, 1998 by and between VJN and EMAP. At the Closing, the parties will enter into the arrangements described on Schedule 1 to this Term Sheet. SonicNet and Box will each contribute the assets (subject to assumed liabilities) constituting the Tune Contribution as described in clause (x) above to one or more limited liability companies of which such company or a wholly owned subsidiary thereof shall be the sole member and such membership interest shall be contributed to Music.co at the Closing, provided, however, that, except in the case of contracts or other assets imposing Restrictive Provisions, such method of contribution will not be required if it would cause material adverse tax consequences to Tune or would materially impede the obtaining of required consents. Tune will also use its commercially reasonable efforts to obtain rebates of all launch fees ("Rebates") paid to any cable system with respect to which the affiliation agreement relating to Box is terminated as a result of the transactions contemplated hereby. Tune will also pay to Music.co any Rebates that it or any of its subsidiaries receive in respect thereof.

MTVN CONTRIBUTION:                  MTVN (or one or more of its affiliates)
                                    will contribute to Music.co all of the
                                    assets and businesses (including all Rights related thereto) owned or controlled by it constituting MTVN's current or planned assets and businesses engaged (or to be engaged) exclusively in the Business
                                    (including, but not limited to all of its assets and businesses (including all Rights related thereto) used or to be used exclusively in connection with the MTV.com, VH1.com and Imagine Radio businesses and all wholly-owned international assets and businesses engaged or to be engaged exclusively in the Business, and any other assets related to such businesses as will be expressly agreed upon in the definitive agreements with respect to the transactions contemplated hereby). The foregoing assets to be contributed are hereinafter referred to collectively as the "MTVN Contribution";
                                    provided, however, that the MTVN
                                    Contribution to Music.co shall not be
                                    deemed to include any assets or businesses held by the non-wholly owned international businesses of MTVN described in Schedule 2 to this Term Sheet.

                                    License Agreement: Pursuant to a license agreement (the "License Agreement"), Viacom International Inc. will or will cause MTVN or a subsidiary to grant to Music.co a royalty free, non-exclusive, perpetual license to Music.co to use the brand names, logos, trade names and trademarks of MTV and VH1, as may be reasonably necessary in order to operate the Business in the manner previously disclosed to Tune. In addition, the License Agreement will grant to Music.co (or to an MTVN subsidiary which will contribute to Music.co) to the extent it is within the power of MTVN, Viacom International Inc. or their respective Controlled Affiliates to do so, a non-exclusive, royalty free (except to the extent royalties are payable to third parties), perpetual license to Music.co to use the intellectual property and technology of or relating to MTV, VH1, and their respective Controlled Affiliates, including programming and other content presented thereon, as may be reasonably necessary in order to operate the Business in the manner previously disclosed to Tune. The License Agreement shall not grant any rights to Music.co to the extent such rights are held by the non-wholly owned international businesses of MTVN described in Schedule 2 to this Term Sheet. Notwithstanding the non-exclusivity provision of the License Agreement, the licenses granted under the License Agreement shall, in all material respects, be exclusive as to the Rights licensed thereunder with respect to the Business. (For the avoidance of doubt, MTVN may license such Rights to third parties for the benefit of Music.co.) The License Agreement will contain customary terms and conditions (no less favorable to Music.co than those granted to other Controlled Affiliates of MTVN), including customary terms and conditions reasonably necessary to protect MTVN's ownership of such intellectual property rights and to avoid confusion regarding ownership of the properties of MTVN and Music.co.

                                    Promotion Agreement: Pursuant to a promotion agreement (the "Promotion Agreement") (which may be entered into by MTVN with a subsidiary which will contribute its rights under the agreement to Music.co), for so long as Tune owns an equity interest in Music.co, MTVN will agree to use reasonable efforts to promote, until the later of (i) 5 years from the Closing or (ii) two years after the time when MTVN and its affiliates own less than 50% of the equity interest in Music.co, the Business on MTV, VH1 or any of their or MTVN's Controlled Affiliates in a manner calculated to encourage consumers to visit the websites contained in the Business. Such promotion shall be provided by MTVN for no consideration payable by Music.co or its Controlled Affiliates. Such promotion will include advertising, VJ mentions, text on screen, web links or other promotional support by MTV, VH1 and their or MTVN's respective Controlled Affiliates in a manner and in amounts to be determined by MTVN in its sole discretion; provided that such promotion shall be (x) vigorous, to the extent consistent with MTVN's normal operation of its businesses other than Music.co, and (y) generally consistent in overall effort to promotions provided by other similarly situated media companies in relation to the promotion of the internet businesses of their subsidiaries and affiliates. During the period from the Closing until the fifth anniversary thereof, such promotion shall have an aggregate fair market value of not less than $100 million, as valued by the CEO of Music.co (or if the CEO has a conflict of interest due to arrangements between the CEO and MTVN, the most senior officer of Music.co not so conflicted). In addition, Music.co will at no charge to MTVN promote the programming services of MTVN in a reasonable manner as determined by the CEO of Music.co (or such non-conflicted senior officer).

                                    Services Agreement: MTVN and Music.co will enter into a services agreement (the "Services Agreement") pursuant to which MTVN will agree to provide administrative, technical, support and other services necessary to the operation of Music.co, including those to be identified in a schedule to be attached to the Services Agreement (the "MTVN Services"), to Music.co for a period of 5 years after the Closing or such shorter period as the CEO may determine at a fee which will equal MTVN's direct costs plus a reasonable markup (which markup shall be designed to approximate an allocation to Music.co of its pro-rata share of management costs, overhead and other charges common to Music.co and other MTVN businesses without markup).

INTERIM OPERATIONS;
FUNDING OBLIGATIONS:


                                    Tune will cause SonicNet and Box to continue to operate the assets and businesses being contributed by them prior to the Closing of the transactions contemplated hereby in the ordinary course and in accordance with the budget attached to this Term Sheet (the "Tune Budget"). MTVN will continue to operate the assets and businesses being contributed by it prior to the Closing in a manner which it reasonably believes will further the Business of Music.co and which will not interfere with or frustrate the transactions contemplated hereby; provided that (i) if such operations involve a related party transaction as described below under the section entitled "Related Party Transactions" for which a special audit right is required, then MTVN shall grant Tune a special audit right as to the transaction and (ii) such operations will not require Tune to exceed its $10 million required capital contribution ceiling. From the date hereof until the Closing, each of MTVN and Tune shall and shall cause their respective subsidiaries to fund its respective assets and businesses to be contributed to Music.co with sufficient capital to fund operations and, in the case of Tune, such funding shall be in accordance with the Tune Budget (such funding, the "Pre-Closing Capital Contribution"). It is agreed that such Pre-Closing Capital Contributions shall include MTVN's and Tune's overhead allocations on the following basis: For MTVN, overhead shall be charged and allocated in the same manner as it will be charged and allocated to Music.co after the Closing. For Tune, overhead shall be charged and allocated in the same manner as historically charged and allocated to Box and SonicNet and as reflected in the Tune Budget. Each of MTVN and Tune shall provide the other with periodic reports regarding the level of capital contributions to its businesses. At the Closing, MTVN and Tune will disclose their respective Pre-Closing Capital Contributions and if either party's Pre-Closing Capital Contribution is less than its pro-rata share (based on the party's interest in the equity of Music.co) of the parties' combined Pre-Closing Capital Contribution, such party shall contribute to Music.co an amount in cash (such party's "Closing Contribution") such that, after taking into account such amount and the parties' Pre-Closing Capital Contributions (which shall be deemed to have been contributed as Additional Contributions (as hereinafter defined) to Music.co), the parties' respective total capital contributions to Music.co reflect their respective percentage

                                    Interests; provided, however, that in no event will Tune and its subsidiaries be obligated to fund (including its Pre-Closing Capital Contributions) more than $10 million in the aggregate pursuant to this paragraph (whether as Pre-Closing Capital Contributions or Closing Contributions). Each of the MTVN Contributions and the Tune Contributions shall be contributed to Music.co free and clear of all indebtedness obligations in respect of such assets and businesses, including all intercompany debt and preferred stock. The Tune Contribution shall not include any liabilities or obligations related to the Tune Excluded Assets. Each party will disclose to the other all other accounts payable and other contingent obligations relating to the assets and businesses being contributed by it, all of which shall become obligations of Music.co at the Closing. Upon the Closing, the parties will enter into appropriate assignment and assumption agreements.

EQUITY: In exchange for the MTVN Contribution, MTVN or one or more affiliates who would be permitted to be assignees under Section 5 of the Letter Agreement (the "MTVN Partners") will receive from Music.co at the Closing general and limited partnership interests in Music.co ("Interests") representing an aggregate of 90% of the Interests in Music.co outstanding immediately following the Closing.

                                    In exchange for the Tune Contribution, Tune or one or more wholly-owned subsidiaries of Tune who would be permitted to be assignees under Section 5 of the Letter Agreement (the "Tune Partners") will receive from Music.co at the Closing limited partnership Interests in Music.co representing an aggregate of 10% of the Interests in Music.co outstanding immediately following the Closing.

                                    The contributions of MTVN (or its affiliates who would be permitted to be assignees under
                                    Section 5 of the Letter Agreement) and Tune
                                    (or one or more subsidiaries who would be permitted to be assignees under Section 5 of the Letter Agreement) to Music.co will be structured in as tax-efficient a manner as is practical, consistent with the terms of the transactions contemplated hereby.

BOX LICENSE AGREEMENT:

                                    To the extent requested by MTVN, Music.co will, subject to and consistent with the arrangements contemplated in Schedule 1 to this Term Sheet, license the intellectual property rights (including trademarks, logos and original programming), technology and subscribers related to Box to MTVN (the "Box License Agreement"). In consideration of such license, MTVN will pay Music.co a fee comprised of a license fee and a distribution fee. The license fee will equal 1.5% of the gross revenues received by MTVN for a given year with respect to the programming service (the "Box Service") marketed by MTVN under the "Box" trademark. The distribution fee shall equal $.30 per year for each subscriber to Box Service which MTVN obtains as a result of an assignment of an affiliation agreement by Music.co to MTVN for which no consent is required (the parties acknowledge and agree that no such distribution fee shall be payable with respect to subscribers to Box through systems owned, managed or controlled by AT&T Broadband and Internet Services). In addition, MTVN will pay a distribution fee of $.05 per year for each subscriber to Box Service (other than subscribers subject to the $.30 fee) which MTVN obtains as a result of distribution of Box utilizing analog distribution on a particular system distributing Box on the Closing date and continued without interruption, or the distribution of an MTVN music service specifically substituted for the distribution of Box on a system. Such $.30 and $.05 distribution fees shall only be payable with respect to subscribers under any such assumed affiliation agreement for the remaining term of the affiliation agreement as of the date of transfer to MTVN without any renewals or extensions; provided, however, that for each of the first three years of such license to MTVN, MTVN shall pay the $.30 fee with respect to no less than 500,000 subscribers and the $.05 fee with respect to no less than 500,000 subscribers.


MANAGEMENT:                         Prior to the IPO, the business of Music.co
                                    will be managed by a Management Committee of which one member will be a designee of Tune and all other members will be designees of MTVN. The definitive agreements will provide that the Tune Partners will be entitled to one designee on the Management Committee so long as the Tune Stockholder Group (as defined below) has satisfied the Minimum
                                    Percentage Condition (as defined below). The
                                    "Minimum Percentage Condition" shall be
                                    deemed satisfied so long as the Tune
                                    Stockholder Group owns at least 5% of the outstanding equity interest in Music.co
                                    (excluding any Interests or Shares issued or granted in a transaction with respect to which Tune does not have preemptive rights); provided
                                    Tune is not in material default of any of its agreements contained herein or contemplated hereby and provided that the Tune Stockholder Group has not sold any of its equity interest. In conjunction with the IPO and the incorporation of Music.co, Tune and MTVN will enter into a stockholders agreement pursuant to which Tune and MTVN will agree that, so long as the Minimum
                                    Percentage Condition is satisfied, each
                                    party will take such steps as may be
                                    necessary (including causing its director designees to take actions) to nominate for election, and to vote all voting securities of Music.co beneficially owned by it in favor of the election of, one Tune designee to the Board of Directors of Music.co.

MANAGEMENT COMMITTEE
MATTERS: Prior to the IPO, the following matters must be presented to the Management Committee and approved by a majority of the members of the Committee prior to Music.co taking action in respect thereof:


                                    Amendments  of  Music.co's  limited
                                        partnership  agreement or any other
                                        formation documents, except as provided
                                        below







                                    o     Change in size of Management
                                          Committee

                                    o     Issuance of new equity (other than
                                          pursuant to approved employee
                                          option plan) or modification of
                                          terms of existing equity

                                    o     Incurrence of significant debt

                                    o     Significant asset acquisitions

                                    o     Change of auditors

                                    o     Adoption or amendment of employee
                                          option plan

                                    o     Capital calls

                                    o     Grants of stock options

                                    o     Approval of business plan, annual
                                          budget or material amendment
                                          thereto

                                    o     Appointment, termination and
                                          compensation of CEO

                                    o     Cash distributions

TUNE APPROVAL:                      Prior to the IPO and for so long as the
                                    Minimum Percentage Condition is satisfied, the following matters must be presented to the Management Committee and approved by a supermajority vote of the Management
                                    Committee, which supermajority must include the Tune nominated member, prior to the taking of action in respect thereof:

                                    Amendments to Music.co's limited partnership agreement or any other formation documents which would adversely affect the rights of Tune. Without limiting the foregoing, the issuance of equity by or options to purchase equity in Music.co and the amendment of the Music.co limited partnership agreement to admit new limited partners shall not be deemed to adversely affect the rights of Tune.

                                                                  EXECUTION COPY


                                    o     During the Restricted Period (as
                                          defined below), admission of a new
                                          general partner of Music.co not
                                          affiliated with MTVN, but only in
                                          the event that such general partner
                                          would have a right to designate
                                          more members to the Management
                                          Committee than MTVN or, through
                                          contractual or other arrangements,
                                          assert greater control over
                                          Music.co than MTVN.


                                    o     Entrance into any business other
                                          than the Business.


                                    o     Any material amendment to the
                                          Services Agreement, the License
                                          Agreement, the Box License
                                          Agreement or the Promotion
                                          Agreement (the "Related Party
                                          Agreements").


                                    o     Liquidation or dissolution of
                                          Music.co other than in conjunction
                                          with an IPO; provided that Tune's
                                          consent to such liquidation or
                                          dissolution will not be
                                          unreasonably withheld.


                                    o     The acquisition of equity in
                                          Music.co by MTVN or any of its
                                          affiliates other than for cash.

RELATED PARTY TRANSACTIONS:

                                    Any transaction between MTVN or any of its Controlled Affiliates (other than Music.co) and Music.co or any of its Controlled Affiliates which Music.co controls shall be done on an arm's length basis. Prior to the IPO, Tune shall have the right once a year to designate an independent third party auditor (who shall be reasonably acceptable to MTVN), to audit related party transactions, including advertising sales arrangements, other than transactions contemplated by the Related Party Agreements if executed at Closing, and in the event they are not executed at Closing, the definitive agreements covering the matters contemplated by the Related Party Agreements that would be deemed pursuant to the Letter Agreement to be in place as of the Closing. It is agreed that the issuance of equity by or options to purchase equity in Music.co to employees of MTVN or Viacom Inc. shall not constitute a related party transaction unless such equity is issued to such employee in lieu of regular compensation and; provided that such issuances in the aggregate shall not exceed 10% of the outstanding equity of Music.co. If the auditor finds that MTVN and Music.co related party transactions, in order for the financial terms to represent those obtainable at arm's length, require an adjustment in favor of Music.co of more than 10% or $1 million (whichever is greater) in the aggregate, MTVN must modify the financial terms of such transaction in order to put such transaction on an arm"s length basis for future periods and to reimburse Music.co retroactively to the time such related party transaction was implemented for the full cost of the benefit of such transaction as determined by the auditor ("Auditor's Findings") and MTVN shall be required to pay for such audit; otherwise, Tune shall be required to pay for such audit. If either party disagrees with the Auditor's Findings, such party (the "Notifying Party") shall deliver a written notice thereof ("the Dispute Notice") to the other party (the "Receiving Party") within 30 days after receipt of the Auditor's Findings. If no Dispute Notice is received by the Receiving Party within such 30-day period, the Auditor's Findings shall be final and binding on MTVN and Tune. Upon receipt by the Receiving Party of the Dispute Notice, MTVN and Tune shall negotiate in good faith to resolve any disagreement with respect to the Auditor's Findings. If MTVN and Tune are unable to agree with respect to the Auditor's Findings within 30 days after receipt by the Receiving Party of the Dispute Notice, MTVN and Tune shall promptly submit their dispute to an arbitrator with no material relationship to MTVN or Tune, selected by the Notifying Party and reasonably satisfactory to the Receiving Party, for a binding resolution. The cost of the arbitration will be borne as determined by the arbitrator.


                                    Prior to the IPO, in the event that MTVN or any Controlled Affiliate of MTVN engages in a related party transaction not contemplated by the Related Party Agreements which involves amounts (in any one transaction or in a series of related transactions) in excess of $1,000,000, MTVN must present such transactions to Tune. It is agreed that the issuance of equity by or options to purchase equity in Music.co to employees of MTVN or Viacom Inc. shall not constitute a related party transaction unless such equity is issued to such employee in lieu of regular compensation and; provided, that such issuances in the aggregate shall not exceed 10% of the outstanding equity of Music.co. Tune may approve such transactions; however, if Tune declines to approve such transaction, Tune may designate an independent third party appraiser (the "Appraiser"), who shall be reasonably acceptable to MTVN, to determine the fairness of the financial terms of such transaction. If the Appraiser determines (the "Appraiser's Findings") that the transaction(s) is unfair to Music.co by an amount equal to 10% or more of the aggregate net present value (using a 10% discount rate) of the financial terms of such transaction(s), MTVN shall elect either not to engage in the transaction(s) or to modify the financial terms in order to put such transaction on an arm"s length basis for future periods and to reimburse Music.co retroactively to the time such related party transaction was implemented for the full cost of the benefit of such transaction as determined by the Appraiser. Otherwise, MTVN and Music.co may engage in the transaction as originally presented to Tune. The cost of such appraisal shall be borne by Tune unless MTVN determines not to enter into the transaction or such transaction requires an adjustment as specified above, in which case such costs shall be borne by MTVN. If either party disagrees with the Appraiser's Findings, such party (the "Appraiser Notifying Party") shall deliver a written notice thereof ("Appraiser Dispute Notice") to the other party (the "Appraiser Receiving Party") within 30 days after receipt of the Appraiser's Findings. If no Appraiser Dispute Notice is received by the Appraiser Receiving Party within such 30-day period, the Appraiser's Findings shall be final and binding on MTVN and Tune. Upon receipt by the Appraiser Receiving Party of the Appraiser Dispute Notice, MTVN and Tune shall negotiate in good faith to resolve any disagreement with respect to the Appraiser's Findings. If MTVN and Tune are unable to agree with respect to the Appraiser's Findings within 30 days after receipt by the Appraiser Receiving Party of the Appraiser Dispute Notice, MTVN and Tune shall promptly submit their dispute to an arbitrator with no material relationship to MTVN or Tune selected by the Appraiser Notifying Party and reasonably satisfactory to the Appraiser Receiving Party for a binding resolution. The cost of the arbitration will be borne as determined by the arbitrator.

OFFICERS:                           Music.co shall have a Chief Executive
                                    Officer. The Chief Executive Officer (and, for so long as the Minimum Percentage
                                    Condition is met, any successor) shall be nominated by MTVN, subject to consultation with Tune. The Chief Executive Officer may be removed with or without cause (subject to the obligations of any employment agreement with such officer) by a vote of the majority of the Management Committee.

CAPITAL CONTRIBUTIONS:              The Management Committee of Music.co may
                                    request that MTVN and Tune make additional contributions to Music.co from time to time prior to the IPO (each an "Additional
                                    Contribution" which term shall be deemed to include the Closing Contributions and the Pre-Closing Capital Contributions) in order to fund its operations in accordance with the approved budget. Such Additional
                                    Contributions shall be made by MTVN and Tune on a pro-rata basis (based on their percentage Interests) as required by and in accordance with then current budgets up to an aggregate amount of (x) $90 million in the case of MTVN, and (y) $10 million in the case of Tune, in each case taking into account the Closing Contribution and
                                    Pre-Closing Capital Contributions.


                                    Without limiting MTVN's rights and remedies in the event Tune fails to make a required Additional Contribution, in the event Tune fails to make an Additional Contribution, MTVN or any third party may contribute the Tune amount as equity, in which case Tune's percentage interest in Music.co shall be diluted to the percentage that the aggregate amount of capital contributions made by Tune bears to the aggregate amount of all capital contributions to Music.co by its partners assuming an initial valuation of the Tune Contribution (excluding any Additional Contribution) equal to $150 million; provided, however, that prior to the IPO, any such Additional Contribution to the extent it would result in Tune's percentage interest in Music.co being diluted to less than 5% (or such proportionate lower percentage as appropriate if Tune has sold any equity in Music.co.), shall be made as unsecured debt (on market terms), rather than as equity.

                                    For purposes of the foregoing Capital
                                    Contribution provisions, references to MTVN shall be deemed to refer to the MTVN Partners and references to Tune shall be deemed to refer to the Tune Partners.

PUBLIC OFFERING:                    The parties acknowledge their intention that
                                    Music.co become a public company no later than the second anniversary of the Closing
                                    (subject to an extension of not more than 60 days upon the written advice of a nationally recognized underwriter engaged to underwrite the sale of shares in the IPO) (such date, as it may be extended as provided herein the "Offering Expiration Date"). For purposes of this Term Sheet, the term "IPO" shall mean the initial registered public offering of Music.co's common stock (the "Shares") which results in such Shares being publicly traded and listed on The Nasdaq Stock Market or a national securities exchange. For the avoidance of doubt, the failure of such IPO to occur prior to such date shall not be a breach.


                                    In conjunction with the IPO, the parties shall take such steps as may be reasonably necessary to cause Music.co to be rolled up into a Delaware corporation immediately prior to the IPO. The certificate of incorporation and bylaws of Music.co and the stockholders agreement between Tune and MTVN shall incorporate the management and governance protections provided to the Tune Partners herein which are applicable to the period following the IPO.


                                    If the aggregate value of the Shares that would be held by the Tune Partners (with each Share valued for such purpose at the price to the public listed on the cover page of the final prospectus delivered in connection with the IPO) at the time of the IPO is less than $175 million, and provided that the Tune Partners are not in default of their obligations hereunder and have made all required Additional Contributions then the aggregate number of shares issuable to the Tune Partners shall be increased, (without the payment of additional consideration other than the par value of the shares) such that (x) the aggregate value of the Shares held by the Tune Partners (the "Tune Shares") (valued as aforesaid) shall equal $175 million or (y) the aggregate number of Tune's Shares shall equal

                                    15% (as proportionately adjusted to reflect dilution of Tune Partners' Interests below 10%) of the outstanding Shares, whichever alternative results in the issuance of the least number of Shares. The allocation provisions of the partnership agreement of Music.co shall be drafted in a manner consistent with the preceding sentence.

NO PUBLIC OFFERING:                 In the event that the IPO has not occurred
                                    on or before the Offering Expiration Date, Tune shall be entitled to request that the Private Share Valuation (as defined below) of the Shares or Interests held by the Tune
                                    Partners be determined in accordance
                                    herewith; such election shall be made by written notice to MTVN and Music.co delivered within six months after the Offering Expiration Date (the "Tune
                                    Notice"). If the Private Share Valuation of the Shares or Interests held by the Tune
                                    Partners is determined to be less than $175 million and provided the Tune Partners are not in default of their obligations hereunder and have made all required
                                    Additional Contributions, Music.co shall promptly issue to the Tune Partners (without the payment of additional consideration other than the par value of the Shares) such additional number of Shares or Interests as is required to cause (x) the aggregate
                                    Private Share Valuation of the Shares or
                                    Interests held by the Tune Partners to equal
                                    $175 million or (y) the aggregate number of Shares or Interests held by the Tune
                                    Partners to equal 15% (as proportionately adjusted to reflect dilution of the Tune
                                    Partners' Interests below 10%), of the
                                    outstanding Shares or Interests, whichever alternative results in the issuance of the least number of Shares or Interests.


                                    Upon receipt by MTVN of the Tune Notice, MTVN and Tune shall attempt to mutually agree on the fair market value of the Tune Partner's Shares or Interests. If the parties are unable to reach agreement within 60 days after the Tune Notice was received by MTVN, each of MTVN and Tune shall retain within 30 days thereafter an investment bank to determine the fair market value of the Tune Partner's Shares or Interests. If any party fails to make its selection, the sole investment bank selected shall make the determination. Each investment bank shall submit its estimation of the fair market value within forty-five (45) days from the date of its selection. If the determinations of fair market value by the investment banks vary by less than ten percent (10%) of the average of the two determinations, the fair market value shall be the average of the two determinations. If such determinations vary by more than ten percent (10%) of the average of such two determinations, the two investment banks shall promptly designate a third investment bank which shall be unaffiliated with any of the first two investment banks and shall not have had any significant affiliation with, or engagement for, any of the parties or any affiliates of any of the parties during the two years prior to its selection. The third investment bank shall select one of the two determinations which it believes is the fair market value of such Shares or Interests within thirty (30) days from the date of its selection. The determination of the fair market value in accordance with the foregoing procedure shall be final and binding on the parties and shall be the "Private Share Valuation". The determination of the Private Share Valuation of the Tune Partner's Shares or Interests shall be based on a valuation of Music.co on the greater of a going concern or liquidation basis. In addition, such valuation shall assume the continuation of the Promotion Agreement in accordance with its then current terms.

POST IPO GOING
PRIVATE TRANSACTION:                In the event that following the IPO, MTVN
                                    determines to take Music.co private, MTVN shall offer the Tune Partners an opportunity to continue their existing equity interest in Music.co on the same basis as the MTVN
                                    Partners (taking into account their relative equity interests in Music.co) instead of being cashed out in such transaction.

NON-COMPETE:                        Except as contemplated by Section 3(c) of
                                    the Letter Agreement, neither Tune nor
                                    Liberty, directly or indirectly through
                                    their respective Controlled Affiliates,
                                    shall, for a period ending on the earlier of
                                    (x) 3 years from the Closing or (y) such date as MTVN Stockholder Group (as defined below) ceases to own the largest percentage of the outstanding equity of Music.co and have the right to designate the greatest number of directors to serve on Music.co"s
                                    Management Committee or Board as the case may be (the "MTVN Loss of Control Date"), make an investment in, or own or otherwise operate the Business other than its investment in Music.co or announce or disclose any intention to do any of the foregoing.


                                    Except as contemplated by Section 3(c) of the Letter Agreement, neither Tune nor Liberty, directly or indirectly through their respective Controlled Affiliates, shall, for a period ending on the earlier of
                                    (x) five years from the Closing or (y) the MTVN Loss of Control Date, make an investment in, or own or otherwise operate any cable or satellite audio/visual television services, digital or analog, principally or in large part devoted to music-related or music-themed programming (the "Television Business"), or announce any intention to do any of the foregoing.


                                    The foregoing restrictions on competition shall not apply to any of the following or the announcement of any of the following:
                                    (i) the operations of DMX as currently
                                    conducted, the operation of an internet
                                    radio business by DMX through sites owned or operated by Lycos and any of its successors and assigns pursuant to DMX's current agreement with Lycos as it may be amended (the "Lycos Deal"), or the operations of DMX as a distributor of a bona fide subscription service consisting exclusively, with de minimis exceptions, of audio and/or text and/or non-moving pictures content provided that the foregoing will not include an internet radio business (other than the Lycos Deal) similar to Spinner.com or Imagine Radio as currently conducted; (ii) e-commerce operations which derive less than 50% of their revenue from music related products; provided that if such e-commerce operation is a television service which includes visual programming, such programming shall not contain music related programming for more than (x) 33% of the time such programming is aired on any given day, (y) four consecutive hours on any given day, or (z) 120 minutes on a given day during the hours of 6:00 p.m. to 12:00 a.m.;
                                    (iii) any business which would fall within the definition of the Television Business so long as less than 35% of its programming consists of music related programming; (iv) investments or acquisitions of less than 3% of the outstanding equity interests in any company, or investments or acquisitions of less than 25% of the outstanding equity interests in a company involved in the Television Business and not involved in the Business; (v) the acquisition or ownership of any interest in a company or assets not principally engaged in the Business or the Television Business (i.e., the competing business does not represent in excess of 35% of the fair market value of the assets or revenues of such acquired or owned company or assets);
                                    (vi) any interest in a company resulting from a spin-off from a company in which Tune, Liberty or any of their Controlled Affiliates holds an interest that does not violate the non-compete provision of this Term Sheet; (vii) any interest in a company resulting from an exercise of rights to acquire securities or interests in such company (directly or indirectly) from any person if such rights would be forfeited if not so exercised or if Liberty, Tune or such Controlled Affiliate would be required to sell or dispose of its interest in such company (provided, that the acquisition of such rights as they relate to the Business or the Television Business was ancillary to the transaction in which such rights were acquired); (viii) any interest in Black Entertainment Television; (ix) any interest in Ticketmaster; (x) the ownership and operation of any Tune Excluded Assets as existing and operating on the date hereof or as otherwise necessary to fulfill the obligations under or with respect to the Tune Excluded Assets; provided, that Tune may extend the business of Box Holland to other Dutch-speaking operating territories and may upgrade Box Holland's technology for use by Box Holland; and (xi) if Music.co invests in the Interactive Music Channel referred to below, an investment in such Interactive Music Channel. Notwithstanding the foregoing, the exceptions to the restrictions on competition set forth in the prior sentence shall not be available to Tune, Liberty or their Controlled Affiliates if any of such persons structures a transaction to fall within one of such exceptions with the primary purpose of evading the restrictions on competition contained herein and subsequently engages in such a transaction.

                                    If Tune, Liberty or any of their respective
                                    Controlled Affiliates makes an acquisition of a company which has a competing business and clause (v) above is the only one of the exceptions to the restrictions on competition provisions pursuant to which such acquisition is permitted, at such time during the restricted period applicable to such competing business as Tune, Liberty or any of their respective Controlled Affiliates acquires control of such competing business, Liberty or Tune must, or must cause the Controlled Affiliate to, offer to sell such competing business to Music.co at a price not in excess of the fair market value of the consideration paid and if Music.co declines to purchase such competing business, Liberty or Tune must, or must cause the Controlled Affiliate to, divest it, unless (i) the Board of Directors of Liberty or Tune or such Controlled Affiliate shall have been advised by outside counsel that the approval by such Board of such sale to Music.co or divestiture (a "Disposition") is reasonably likely to constitute a breach by such directors of their fiduciary duties owed to third parties or stockholders other than stockholders of Tune or its parent entities, (ii) such Disposition would violate the provisions of any contract to which Liberty, Tune or such Controlled Affiliate is a party (other than contracts entered into with a primary purpose referred to in the last sentence of the preceding paragraph), or (iii) such Disposition would trigger any tax liability for Liberty or Tune or such Controlled Affiliate which is material to Liberty or Tune and would otherwise not be triggered; provided, however, that in the event of the occurrence of any of the circumstances referred to in clauses (i)-(iii) above, such obligation to make a Disposition shall arise at such subsequent time during the restricted period applicable thereto, if any, as such potential breach of fiduciary duty or potential breach of contract or such adverse tax consequence may be reasonably avoided.

EXCLUSIVITY:                        For a period of five years from the Closing,
                                    so long as the Minimum Percentage Condition is satisfied, if MTVN, directly or indirectly through a Controlled Affiliate, acquires or makes an investment in or otherwise operates the Business other than through Music.co, MTVN shall provide Tune the right to purchase a pro-rata interest in such business or assets; provided that this provision shall not apply to (i) any children's services, including children's music services regardless of the means of distribution of such services; (ii) the delivery of content purely ancillary to a business that is not the Business, provided that the ancillary content that may be delivered relates solely to MTVN and its operations;

                                    (iii) investment or acquisitions of less than 3% (and, after the third anniversary of the Closing date, 25%) of the outstanding equity interest in any person or entity;
                                    (iv) the acquisition or operation of any interest in a company or assets not principally engaged in the Business (i.e., the competing business does not represent in excess of 35% of the fair market value of the assets or revenues of such acquired company or assets); or (v) any current or future business conducted by any of the entities listed on Schedule 2 to the extent such businesses were not part of the MTVN Contribution.


                                    For a period of five years from the Closing, so long as the Minimum Percentage Condition is satisfied, MTVN will not promote the Business as owned or operated by any affiliate of MTVN (other than Music.co) on its cable television services except on commercial terms.

TRANSFER RESTRICTIONS:              Prior to the first to occur of the third
                                    anniversary of the Closing and the IPO (the
                                    "Restricted Period"), none of Tune, MTVN or their respective Controlled Affiliates may make any transfers (whether direct or indirect, voluntary or involuntary or otherwise) of any Interest in Music.co, except that (i) each of Tune and MTVN shall be entitled to transfer its Interest to and among those persons comprising its
                                    Stockholder Group (as defined below), (ii) a change in control of Liberty or Tune, on the one hand, or MTVN or Viacom Inc., on the other hand, shall not constitute an indirect transfer of an Interest, (iii) sales of capital stock or other securities of Tune or Liberty on the one hand, or MTVN or Viacom
                                    Inc., on the other, shall not constitute a sale of any Interest in Music.co, (iv) any contribution of Liberty's assets or businesses to Liberty Management Group LLC, pursuant to a Contribution Agreement dated
                                    March 9, 1999, among Liberty, AT&T, and
                                    certain other persons shall not constitute a transfer (direct or indirect) of an Interest and (v) any spin-off or other transaction which results in any of Tune, Liberty or MTVN (or any successor thereof) ceasing to be a subsidiary of its current parent entity shall not constitute a transfer of an Interest. A "Stockholder Group" shall mean, with respect to Tune, Liberty and its wholly-owned subsidiaries and Tune and its wholly-owned subsidiaries, and with respect to MTVN, Viacom Inc. and its wholly-owned subsidiaries (and including for this purpose
                                    Imagine Radio so long as its performance hereunder is guaranteed by MTVN in accordance with Section 5 of the Letter
                                    Agreement), in each case so long as any such member of a Stockholder Group remains a wholly-owned direct or indirect subsidiary of Tune, Liberty or Viacom Inc., as applicable.


                                    A direct or indirect pledge of an Interest in Music.co to secure indebtedness for money borrowed or to secure a derivative transaction shall not constitute a transfer of an Interest prior to foreclosure on such pledge, so long as there is no voting proxy agreement related to such pledge.


                                    After the Restricted Period, MTVN will have a right of first offer on customary terms with respect to any transfer of Tune's Shares (other than transfers permitted pursuant to this section during the Restricted Period), except with respect to Tune Shares offered to the public pursuant to Tune's Registration Rights referred to below; provided that in determining whether MTVN's offer is higher than a third party offer pursuant to this right of first offer, such offers shall be evaluated on an after tax basis.


                                    After the end of the Restricted Period until the sixth anniversary of the Closing, if MTVN intends to sell a controlling interest in Music.co in one transaction or a series of related transactions, (i) MTVN will have pro-rata drag-along rights vis-a-vis Tune and (ii) Tune will have pro-rata tag-along rights vis-a-vis MTVN; provided, however, that such drag-along rights will not be available to MTVN in a sale of less than all of its interest in Music.co if it structures a transaction in such a manner that as a result of an agreement or arrangement with the acquiring entity MTVN will end up with a controlling interest in Music.co (directly or through the acquisition of an interest in the acquiring entities) within a 12 month period after such sale and provided that if MTVN sells a controlling interest in Music.co in a series of related transactions, Tune's tag along and drag along shall be at the related weighted average per share or percentage Interest consideration paid to MTVN for its Shares or Interest in such transactions.

PREEMPTIVE RIGHTS:

                                    Prior to the IPO and for so long as the
                                    Minimum Percentage Condition is satisfied,
                                    Tune will have the right to participate, on a pro-rata basis, in connection with any issuance of additional Interests or Shares,
                                    (i) other than with respect to the sale of Interests or Shares to directors, employees or consultants of Music.co, MTVN or Viacom International Inc. pursuant to an employee, consultant or director option plan or (ii) in a public offering. Following the IPO and for so long as Tune satisfies the Minimum Percentage Condition, Tune will be entitled to participate on a pro-rata basis with MTVN in connection with any offering of Shares to MTVN.

CONFIDENTIALITY:                    Except as and to the extent required by law,
                                    each party will keep confidential any
                                    information obtained from the other party in connection with the transactions contemplated by this Term Sheet. If negotiations of the agreements contemplated by this Term Sheet are terminated, each party will return to the other applicable party all information obtained by such party from the other party in connection with the transactions contemplated by this Term Sheet and shall destroy all written materials, memoranda, notes and other writings prepared which are based upon or otherwise reflect the information. Any information not returned or destroyed, including without limitation, any oral information, shall remain subject to the confidentiality obligations.

EXPENSES:                           Except as otherwise set forth herein, each
                                    party will bear its own costs and expenses arising in connection with the transactions contemplated hereby.

FREEDOM OF ACTION:

                                    Liberty, Tune, MTVN and Viacom Inc. (and their respective directors, officers, employees, shareholders and affiliates) will not have any obligation to present any business opportunity to Music.co or to refrain from engaging in any business other than as expressly provided in the Non-Competition or Exclusivity provisions, as applicable.

REGISTRATION RIGHTS:

                                    (a) Upon the written request by Tune,
                                    Music.co will effect the registration under the Securities Act of 1933, as amended (the "Securities Act"), of such amount of Shares held by the Tune Stockholder Group as are specified in such notice; provided, however, that (i) Music.co shall not be required to effect any registration pursuant to such request unless such request covers at least 25% of such Shares, (ii) Tune shall not be entitled to more than two (2) such completed registrations (of the full amount of Shares for which registration is requested), (iii) Music.co shall not be required to register Shares if Music.co delivers to Tune an opinion of counsel to the effect that all such Shares for which registration was requested may be sold in a single transaction without registration under the Securities Act and (iv) Tune may not exercise a demand right in order to cause the IPO. Music.co shall pay all costs and expenses of such registration, other than underwriting commissions or direct selling expenses. Tune may register Shares in the IPO, subject to underwriter cutbacks, as one of its piggyback rights (see below); provided, that the offering of Tune Shares in the IPO may be cut back to avoid triggering any tax liabilities for any party hereto in connection with Music.co's incorporation.


                                    (b) So long as the Tune Stockholder Group owns at least 1% of the outstanding Shares or Interests, Music.co will provide Tune with at least twenty (20) days written notice of its plan to proceed with any registration under the Securities Act (other than a registration on Form S-4 or Form S-8 or similar or successor forms utilized in the future), regarding a proposed offering of Music.co securities. Tune may request in writing, within ten (10) days after receipt of such notice, that Music.co include any or all of the Shares of the Tune Stockholder Group in the proposed registration, subject to pro-rata cutback at the underwriter's discretion; provided, however, that Music.co shall not be required to register Shares if Music.co delivers to Tune an opinion of counsel to the effect that all such Shares for which registration was requested may be sold in a single transaction without registration under the Securities Act. Tune will pay any direct incremental expenses attributable to the registration of its Shares.

PUTS AND CALLS:                     During the 60 day period commencing on the
                                    fifth anniversary of the Closing, Tune may require MTVN to purchase all, but not less than all, of the Shares or Interests of the Tune Stockholder
                                    Group by delivering written notice to MTVN
                                    (the "Put Notice") for a price to be
                                    determined as follows:


                                    (i)      if Music.co has not had an IPO, in
                                             accordance with the Private Share
                                             Valuation; or



                                    (ii)     if Music.co has had an IPO, in
                                             accordance with the Public Share
                                             Valuation.


                                    During the 60 day period commencing on the sixth anniversary of the Closing, MTVN may require the Tune Stockholder Group to sell all, but not less than all, of their Shares by delivering written notice to Tune (the "Call Notice") for a price to be determined:


                                    (i)      if Music.co has not had an IPO, in
                                             accordance with the Private Share
                                             Valuation; or



                                    (ii)     if Music.co has had an IPO, in
                                             accordance with the Public Share
                                             Valuation.


                                    The Public Share Valuation shall be average of the closing price as listed on the applicable exchange, NASDAQ stock market or over the counter market for the 40 trading days prior the Put Notice of the Call Notice, as the case may be.


                                    If pursuant to the Exclusivity provision, Tune acquires an investment in an entity other than Music.co, such investment will also be subject to the put or the call and shall be valued in the same manner in accordance with the Private Share Valuation or the Public Share Valuation, as appropriate, taking into account whether such investment is in a private or public company.

INTERACTIVE MUSIC CHANNEL:          Attached as Exhibit A to this Term Sheet, is
                                    a true and correct copy of the agreement between Liberty and AT&T Corp. ("AT&T") regarding the terms upon which Liberty is entitled to use certain bandwidth on the AT&T cable systems (the "AT&T Systems") for interactive television programming (the
                                    "Access Provisions"). Liberty currently
                                    intends to assign its rights under the
                                    Access Provisions to

                                    Tune in connection with certain
                                    recently-announced proposed transactions between Liberty and Tune. Assuming that such assignment is made, then to the extent that AT&T provides or otherwise enables the functionalities necessary to provide interactive television applications over the AT&T Systems, and Tune decides to provide an interactive music and music related transaction channel, Tune will offer to Music.co the opportunity to enter into a joint venture with Tune to provide such channel, the terms and conditions of such joint venture to be subject to the terms of the Access Provisions, as they may be amended. Formation of the joint venture would also be subject to Tune and Music.co"s formulation of a mutually acceptable business plan and to the execution and delivery of reasonably acceptable definitive documentation regarding the joint venture. In the event that Liberty does not assign its rights under the Access Provisions as they may be amended to Tune, Liberty will not be obligated by the terms of this paragraph. This paragraph is not intended to obviate any of the obligations of Liberty, Tune or their Controlled Affiliates under the "Non-Compete" section of this Term Sheet.

EMPLOYEES OF BOX AND SONICNET:      Prior to the Closing, MTVN, with the
                                    assistance of Tune, shall determine which of the employees of Box or SonicNet it believes should become or remain employees of Music.co or any of its subsidiaries. Other than with respect to employees described in the immediately preceding sentence, Box and SonicNet shall retain and Tune shall hold
                                    Music.co harmless against all liabilities with respect to their employees including any severance, option exercise and other costs and expenses. Music.co shall treat the former Box and SonicNet employees which will become employees of Music.co in a fair and equitable manner, consistent with other employees of Music.co (including those previously employed by MTVN). Music.co shall not assume any liability or obligation under any employee benefit plan, policy, or arrangement or any employment agreement of Box, SonicNet or any of their affiliates, except as may be expressly agreed to by MTVN. If Music.co agrees to hire or retain any Box or SonicNet employee as of the Closing, Music.co will assume the obligations arising after the Closing under any existing disclosed employment contract for such employee.